Document Security Systems, Inc. Announces 2016 Third Quarter Financial Results

Revenue Increases 13% and Net Loss Decreases 97%

ROCHESTER, NY — November 14, 2016 — Document Security Systems, Inc. (NYSE MKT: DSS) (“Company”), a leader in anti-counterfeiting and authentication solutions, reported results for the third quarter of 2016.

The third quarter of 2016 was a very strong quarter for DSS. Sales increased 13% driven by strength in our packaging, printing and ID card manufacturing groups along with an increase in licensing revenue which was positively impacted by a one-time Intellectual Property (IP) monetization settlement. This increase in revenue combined with continued cost reduction initiatives resulted in a significant increase in profitability as measured by Adjusted EBITDA and near break-even Net Loss. Both Adjusted EBITDA and operating profit have improved dramatically during 2016 which point to our growing operational strength.

“We are pleased with the revenue growth and improved expense metrics for the quarter” said Jeff Ronaldi, CEO of DSS, “Additionally, we believe we can continue to improve performance with new product initiatives which we have been working on. These represent strong growth opportunities and we have seen what we believe is very good progress. Furthermore, we are deep into the life cycle of several of our IP monetization programs that have seen reduced activity in the courts recently. This reduced activity has lowered our costs associated with these investments. As we see these efforts to their conclusions over the coming quarters, we will continue to seek returns from these investments at the lowest possible cost. We believe that we will begin to see an increase in our share price from the current historically low levels we have seen since the reverse stock split we completed during the quarter, so long as the progress from the last couple of quarters continues.”

Q3 2016 Financial Summary

Revenue for the third quarter of 2016 increased 13% to $5.0 million from $4.4 million in the third quarter of 2015. Revenue for the first nine months of 2016 increased 11% to $13.4 million from $12.0 million in the first nine months of 2015. Within the Company’s printed products revenues, which increased 12% in the third quarter and 14% for the first nine months of 2016, respectively, the Company has seen particular strength in sales of technology integrated ID cards and badges and commercial packaging sales. Revenues from technology sales, services and licensing increased 19% during the third quarter of 2016 which was significantly impacted by a license settlement of $150,000 received by the Company as a result of its IP monetization business, which offset declines experienced by its Digital group, which made a strategic decision in 2016 to no longer resell IT hardware as part of its core business. The decline in hardware sales was the primary reason for the 9% year to date decline in sales for this category as compared to 2015.

Costs and expenses for the third quarter and for the first nine months of 2016 have generally decreased except for direct costs of goods sold, which have generally increased in-step with the increases in revenue. Otherwise, the Company has seen significant decreases in professional fees and stock based compensation costs. Professional fees decreases have been driven by reductions in litigation related matters, primarily due to variations in the timing and stage of the Company’s various litigation matters. As a result, the Company realized an operating profit of $46,000 during the third quarter of 2016 as a compared to an operating loss of $767,000 during the third quarter of 2015.

During the quarter, the Company nearly recorded net income, reporting a Net loss of approximately $27,000, (less than $0.01 per share), which was a 97% decrease in net loss of approximately $860,000 ($0.07 per share) in the third quarter of 2016. Net loss during the first nine months of 2016 was approximately $969,000 ($0.07 per share), which is a 73% decrease in net loss of $3.5 million ($0.31 per share) in the first nine months of 2015. The significant decreases in net loss during both periods has been primarily the result of the Company’s ability to increase sales of higher margin products while simultaneously reducing its operating cost base and from decreases in professional fees and stock based compensation.

Operating results as measured by Adjusted EBITDA were especially strong during the third quarter of 2016. Adjusted EBITDA, a non-GAAP metric defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and asset impairments as well as other non-recurring items, was approximately $397,000 during the quarter compared to an Adjusted EBITDA loss of $162,000 in the third quarter of 2015, a 345% improvement. For the nine months ended September 30, 2016, Adjusted EBITDA was a positive $400,000 as compared to an Adjusted EBITDA loss of nearly $1.3 million for the same period in 2015.

About Document Security Systems

Document Security Systems, Inc.’s (NYSE MKT: DSS) products and solutions are used by governments, corporations and financial institutions to defeat fraud and to protect brands and digital information from the expanding world-wide counterfeiting problem. DSS technologies help ensure the authenticity of both digital and physical financial instruments, identification documents, sensitive publications, brand packaging and websites.

DSS continually invests in research and development to meet the ever-changing security needs of its clients and offers licensing of its patented technologies.

For more information on the AuthentiGuard Suite, please visit www.authentiguard.com. For more information on DSS and its subsidiaries, please visit www.DSSsecure.com. To follow DSS on Facebook, click here.

For More Information

Investor Relations

Document Security Systems

(585) 325-3610

Email: ir@documentsecurity.com

Forward-Looking Statements

Forward-looking statements that may be contained in this press release, including, without limitation, statements related to the Company’s plans, strategies, objectives, expectations, potential value, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act and contain words such as “believes,” “anticipates,” “expects,” “plans,” “intends” and similar words and phrases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in any forward-looking statement. In addition to the factors specifically noted in the forward-looking statements, other important factors, risks and uncertainties that could result in those differences include, but are not limited to, those disclosed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 30, 2016. Forward-looking statements that may be contained in this press release are being made as of the date of its release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	% change	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015	% change
Revenue
Printed products	$4,449,000	$3,975,000	12%	$12,148,000	$10,678,000	14%
Technology sales, services and licensing	531,000	445,000	19%	1,243,000	1,367,000	-9%

Total revenue	$4,980,000	$4,420,000	13%	$13,391,000	$12,045,000	11%

Costs and expenses
Cost of goods sold, exclusive of depreciation and amortization	$2,875,000	$2,556,000	12%	$7,816,000	$7,206,000	8%
Sales, general and administrative compensation	963,000	1,008,000	-4%	2,732,000	3,021,000	-10%
Depreciation and amortization	349,000	405,000	-14%	1,049,000	1,175,000	-11%
Professional fees	162,000	508,000	-68%	704,000	1,534,000	-54%
Stock based compensation	2,000	199,000	-99%	88,000	842,000	-90%
Sales and marketing	79,000	57,000	39%	245,000	250,000	-2%
Rent and utilities	164,000	186,000	-12%	449,000	510,000	-12%
Other operating expenses	222,000	151,000	47%	695,000	564,000	23%
Research and development	118,000	117,000	1%	350,000	350,000	0%
Total costs and expenses	$4,934,000	$5,187,000	-5%	$14,128,000	$15,452,000	-9%
Cash based	$4,583,000	$4,583,000	0%	$12,991,000	$13,435,000	-3%
Operating income (loss)	46,000	(767,000)	-106%	(737,000)	(3,407,000)	-78%

Other expenses
Interest expense	$(68,000)	$(89,000)	-24%	$(218,000)	$(257,000)	-15%
Gain on sales of investment and equipment	-	-	0%	-	146,000	-100%
Net loss on debt modification and extinguishment	-	-	0%	-	(19,000)	-100%

Other expense	$(68,000)	$(89,000)	-24%	$(218,000)	$(130,000)	68%

Loss before income taxes	(22,000)	(856,000)	-97%	(955,000)	(3,537,000)	-73%

Income tax expense	5,000	5,000	0%	14,000	14,000	0%

Net loss	(27,000)	(860,000)	-97%	(969,000)	(3,550,000)	-73%

Loss per common share:
Basic and diluted	$(0.00)	$(0.07)	-100%	$(0.07)	$(0.31)	-77%

Shares used in computing loss per common share:
Basic and diluted	12,977,903	11,703,442	11%	12,975,053	11,613,491	12%

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS

Current assets:
Cash	$823,446	$1,440,256
Restricted cash	187,727	293,043
Accounts receivable, net	2,077,932	2,097,433
Inventory	1,188,359	937,830
Prepaid expenses and other current assets	336,440	313,528

Total current assets	4,613,904	5,082,090

Property, plant and equipment, net	4,677,212	5,003,818
Other assets	45,821	44,050
Goodwill	2,453,349	2,453,349
Other intangible assets, net	2,065,329	3,017,544

Total assets	$13,855,615	$15,600,851

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,114,466	$1,945,073
Accrued expenses and other current liabilities	2,072,864	1,964,726
Short-term debt	3,436,910	3,984,316
Current portion of long-term debt, net	1,288,591	1,553,061

Total current liabilities	8,912,831	9,447,176

Long-term debt, net	1,896,433	2,240,596
Other long-term liabilities	86,148	63,697
Deferred tax liability, net	176,318	162,107

Commitments and contingencies

Stockholders' equity
Common stock, $.02 par value; 200,000,000 shares authorized, 12,977,903 shares issued and outstanding (12,970,487 on December 31, 2015)	259,558	259,410
Additional paid-in capital	103,907,668	103,820,170
Accumulated other comprehensive loss	(86,148)	(63,697)
Accumulated deficit	(101,297,193)	(100,328,608)
Total stockholders' equity	2,783,885	3,687,275

Total liabilities and stockholders' equity	$13,855,615	$15,600,851

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30,

(Unaudited)

	2016	2015
Cash flows from operating activities:
Net loss	$(968,585)	$(3,550,439)
Adjustments to reconcile net loss to net cash from (used by) operating activities:
Depreciation and amortization	1,049,387	1,174,900
Stock based compensation	87,738	842,265
Paid in-kind interest	58,000	68,000
Gain on sale of equipment	-	(46,283)
Net loss on debt modification and extinguishment	-	19,096
Change in deferred tax provision	14,211	14,211
Foreign currency transaction gain	-	(29,400)
Amortization of deferred financing costs	15,863	-
Decrease (increase) in assets:
Accounts receivable	19,501	45,927
Inventory	(250,529)	(370,598)
Prepaid expenses and other assets	(24,683)	19,879
Restricted cash	105,316	62,750
Increase (decrease) in liabilities:
Accounts payable	169,394	979,334
Accrued expenses and other liabilities	108,138	(396,513)
Net cash from (used by) operating activities	383,751	(1,166,871)

Cash flows from investing activities:
Purchase of property and equipment	(192,614)	(118,497)
Proceeds from sale of equipment	-	46,283
Proceeds from sale of intangible assets	495,000	-
Purchase of intangible assets	(72,953)	(990)
Net cash from (used by) investing activities	229,433	(73,204)

Cash flows from financing activities:
Payments of long-term debt	(1,229,902)	(737,240)
Issuances of common stock, net of issuance costs	(92)	878,336
Net cash from (used by) financing activities	(1,229,994)	141,096

Net decrease in cash	(616,810)	(1,098,979)
Cash beginning of period	1,440,256	2,343,675

Cash end of period	$823,446	$1,244,696

About the Presentation of Adjusted EBITDA

The Company uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by the Company by adding back to net income (loss) interest, income taxes, depreciation and amortization expense, as further adjusted to add back stock-based compensation expense and non-recurring items, and impairments of investments and intangible assets. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing its financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation, stock-based compensation and impairment charges, as well as non-operating charges for interest and income taxes, investors can evaluate the Company’s operations and its ability to generate cash flows from operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management. The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a useful measure of the Company’s historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes and non-recurring items, all of which impact the Company’s profitability and operating cash flows, as well as depreciation, amortization, impairment charges and stock-based compensation. The Company believes that these limitations are compensated by clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income and loss presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. The following is a reconciliation of net loss to Adjusted EBITDA loss:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net Loss:	$(27,000)	$(860,000)	-97%	$(969,000)	$(3,550,000)	-73%
Add backs:
Depreciation & amortization	349,000	405,000	-14%	1,049,000	1,175,000	-11%
Stock based compensation	2,000	199,000	-99%	88,000	842,000	-90%
Interest expense	68,000	89,000	-24%	218,000	257,000	-15%
Amortization of note discount and net loss on debt extinguishment and modification	-	-	0%	-	19,000	-100%
Income Taxes	5,000	5,000	0%	14,000	14,000	0%
Foreign currency transaction gain	-	-	0%	-	(29,000)	100%

Adjusted EBITDA	397,000	(162,000)	-345%	400,000	(1,272,000)	-131%

Adjusted EBITDA, by group (unaudited)

Printed Products	$770,000	$724,000	6%	$2,039,000	$1,411,000	45%
Technology Management	(8,000)	(490,000)	-98%	(675,000)	(1,373,000)	-51%
Corporate	(365,000)	(396,000)	-8%	(964,000)	(1,310,000)	-26%

	397,000	(162,000)	-345%	400,000	(1,272,000)	-131%